Exhibit T3B.39

N.B. The English text is an unofficial translation.

Bilaga 1

Appendix 1

BOLAGSORDNING FÖR INTRUM ITALY HOLDING AB

ARTICLES OF ASSOCIATION OF INTRUM ITALY HOLDING AB

Org.nr 559505-2423

Reg. no. 559505-2423

§ 1	Företagsnamn / Name of company

Bolagets företagsnamn är Intrum Italy Holding AB.

The name of the company is Intrum Italy Holding AB.

§ 2	Styrelsens säte / Registered office of the company

Styrelsen har sitt säte i Stockholm.

The registered office of the company is situated in Stockholm.

§ 3	Verksamhet / Objects of the company

Bolaget har till föremål för sin verksamhet att, direkt eller indirekt, hantera, administrera, finansiera och köpa kundfordringar och att utföra därmed relaterade tjänster samt att förvalta fast och lös egendom samt värdepapper, inom och utom Sverige.

The object of the company’s business is, directly or indirectly, to manage, administer, finance and purchase receivables and conduct services related therewith and to own and manage real property, other property and securities, within as well as outside Sweden, and to pursue other activities compatible therewith.

§ 4	Aktiekapital och antal aktier / Share capital and number of shares

Aktiekapitalet utgör lägst 50 000 kronor och högst 200 000 kronor. Antalet aktier ska vara lägst 50 000 stycken och högst 200 000 stycken.

The share capital shall be not less than SEK 50,000 and not more than SEK 200,000. The number of shares shall be not less than 50,000 and not more than 200,000.

§ 5	Styrelse / Board of directors

Styrelsen ska bestå av 1-10 ledamöter med högst 10 suppleanter. Består styrelsen av 1-2 ledamöter ska minst l suppleant utses.

The board of directors shall comprise 1–10 members and not more than 10 alternate members. Where the board comprises 1–2 members, at least 1 alternate member must be appointed.

§ 6	Revisorer / Auditors

Bolaget ska ha 1–2 revisorer med högst 2 revisorssuppleanter eller ett registrerat revisionsbolag.

The company shall have 1–2 auditors and not more than 2 alternate auditors or a registered accounting firm.

§ 7	Kallelse till bolagsstämma / Notice to attend general meetings

Kallelse till bolagsstämma ska ske genom brev med posten eller genom e-post.

Notice to attend general meetings shall be given by posted letter or by email.

Kallelse till bolagsstämma ska ske tidigast sex och senast två veckor före stämman.

Notice to attend a general meeting shall be given not earlier than six weeks and not later than two weeks prior to the meeting.

§ 8	Öppnande av stämma / Opening of the meeting

Styrelsens ordförande eller den styrelsen därtill utser öppnar bolagsstämman och leder förhandlingarna till dess ordförande vid stämman valts.

The chair of the board of directors or a person appointed by the board of directors for this purpose opens the general meeting and presides over the proceedings until a chairperson of the meeting is elected.

§ 9	Årsstämma / Annual general meeting

Årsstämma hålls årligen inom sex månader efter räkenskapsårets utgång.

The annual general meeting is held each year within six months of the end of the financial year.

På årsstämma ska följande ärenden förekomma.

The following matters shall be addressed at the annual general meeting.

1.	Val av ordförande vid stämman,

Election of a chairperson of the meeting;

2.	Upprättande och godkännande av röstlängd,

Preparation and approval of the voting register;

3.	Godkännande av dagordning,

Approval of the agenda;

4.	I förekommande fall, val av en eller två justerare,

Election of one or two persons to attest the minutes, where applicable;

5.	Prövning av om stämman blivit behörigen sammankallad,

Determination of whether the meeting was duly convened;

6.	Föredragning av framlagd årsredovisning och revisionsberättelse samt, i förekommande fall, koncernredovisning och koncernrevisionsberättelse,

Presentation of the annual report and auditor’s report and, where applicable, the consolidated financial statements and auditor’s report for the group;

7.	Beslut om

Resolutions regarding

a)	fastställande av resultaträkning och balansräkning, samt, i förekommande fall, koncernresultaträkning och koncernbalansräkning,

adoption of the income statement and balance sheet and, where applicable, the consolidated income statement and consolidated balance sheet;

b)	dispositioner beträffande vinst eller förlust enligt den fastställda balansräkningen,

allocation of the company’s profit or loss according to the adopted balance sheet;

c)	ansvarsfrihet åt styrelseledamöter och verkställande direktör när sådan förekommer,

discharge from liability for board members and the managing director, where applicable;

8.	Fastställande av styrelse- och revisorsarvoden,

Determination of fees for the board of directors and the auditors;

9.	Val av styrelse och revisionsbolag eller revisorer,

Election of the board of directors and accounting firm or auditors;

10.	Annat ärende, som ankommer på stämman enligt aktibolagslagen eller bolagsordningen.

Any other business incumbent on the meeting according to the Companies Act or the articles of association.

§ 10	Räkenskapsår / Financial year

Bolagets räkenskapsår ska omfatta tiden den 1 januari – den 31 december.

The company’s financial year shall comprise the period commencing 1 January up to and including 31 December.